Exhibit 10.17
PYRAMID LAKE PAIUTE TRIBE FISH SPRINGS RANCH SETTLEMENT AGREEMENT
     THIS SETTLEMENT AGREEMENT, dated as of May 30, 2007 is entered into among the Pyramid Lake Paiute Tribe of Indians, the United States of America, the Bureau of Land Management and the Department of the Interior, and Fish Springs Ranch, LLC.
1.0 RECITALS
1.1. Fish Springs owns Water Rights in the amount of 14,108 acre-feet per year. The State Engineer, by a Ruling and a Supplemental Ruling, has authorized Fish Springs to Transfer up to 13,000 acre-feet per year of Water Rights for use outside of the Honey Lake Valley Basin.
1.2. Pursuant to the State Engineer’s authorization, Fish Springs has proposed to Pump and Transfer up to 8,000 acre-feet per year of the Water Rights to the North Valleys Planning Area by means of the Project described in the FEIS and the ROD issued by the BLM. The Tribe has objected to the FEIS, the ROD, and the Project, and asserts that the Project will harm the resources of the Reservation, will cause Injuries to Tribal Water Rights, and will impair the Tribe’s existing and claimed Tribal Water Rights in the Honey Lake Valley Basin, the Smoke Creek Desert Basin, Pyramid Lake, and the Pyramid Lake Valley Basin.
1.3. On July 20, 2006, the Tribe filed before the Interior Board of Land Appeals, Office of the Secretary of the Interior (IBLA) an appeal and request for stay of the ROD. On September 7, 2006, the IBLA denied the requested stay of the Tribe. The Tribe’s appeal before the IBLA is Number IBLA 2006-223, NVN-76800.

1.4. On October 13, 2006, the Tribe filed a complaint in the United States District Court of Nevada Case Number 2:06-CV-01293-LDG-LRL, alleging, among other matters, that the FEIS and ROD did not comply with NEPA and that the BLM violated the federal trust obligation owed to the Tribe. The District Court has enjoined any further construction activity, except as expressly set forth in its May 8, 2007, order, pending a final determination in that case. An evidentiary hearing date has been set before the Court for June 4, 2007.
1.5. On April 11, 2007, the Tribe filed Notice of Appeal of the District Court’s Preliminary Injunction. On April 13, 2007, Fish Springs Ranch filed a notice of cross-appeal. That appeal and cross-appeal are pending before the Ninth Circuit Court of Appeals, Case Numbers 07-15633 and 07-15671.
1.6. The Parties have agreed to settle and resolve permanently (a) the Tribe’s objections to the Project, the FEIS, the ROD, the Ground Water Rights, and the Additional Fish Springs Water Rights, and (b) the Tribe’s claims that the Project, the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights will harm the resources of the Reservation, will cause Injuries to Tribal Water Rights, and will impair the Tribe’s existing and claimed Tribal Water Rights in the Honey Lake Valley Basin, Smoke Creek Desert Basin, Pyramid Lake, and the Pyramid Lake Valley Basin.
1.7. By means of this Agreement, the Tribe and Fish Springs intend to completely and fully settle and conclude the current disputes between them with this settlement that has two independent components: First, in consideration of the payments and property called for in Paragraph 4.1 of this Agreement, the Tribe and Fish Springs intend to settle and forever compromise all administrative appeals and end all litigation, whether currently pending or arising in the future, involving the Tribe’s objections to the Project, the Ground Water Rights, the Additional Fish Springs Water Rights, the FEIS and the ROD, or relating to any potential impacts to the Tribe or its resources arising out of the Project, the FEIS, the ROD, the Groundwater Rights, and the Additional Fish Springs Water Rights; and Second, in consideration of the payments called for in Paragraph 4.2 of this Agreement, to completely and fully settle any and all claims of the Tribe and of the United States on behalf of the Tribe and its members, for impacts or injuries to existing and claimed Tribal Water Rights and Injuries to Tribal Water Rights in the Honey Lake Valley Basin, the Smoke Creek Desert Basin, Pyramid Lake, and the Pyramid Lake Valley Basin or relating to any potential impacts to the Reservation and to existing and claimed Tribal Water Rights and Injuries to Tribal Water Rights resulting from the Project, the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights.
1.8. In addition, the Parties intend this Agreement to fulfill the United States’ trust obligation to the Tribe to protect existing and claimed Tribal Water Rights, to prevent Injuries to Tribal Water Rights, and to protect the Reservation and its resources, including the United States’ trust obligations regarding implementation of the Project and the Pumping and Transfer of the Ground Water Rights and the Additional Fish Springs Water Rights.
1.9. It is the policy of the United States, in fulfillment of its trust responsibility to Indian tribes, to promote Indian self-determination and economic self-sufficiency, and to settle, wherever possible, the water rights claims of Indian tribes without lengthy and costly litigation.
1.10. In order to fully implement this Agreement, the Parties recognize that additional legislative, judicial, administrative, or other actions are required. Accordingly, the Tribe and Fish Springs recognize that the BLM and the United States will execute this agreement after the Tribe and Fish Springs will execute the Agreement. The Tribe and Fish Springs intend to act in conformance with the obligations under this Agreement until such time as the BLM and The United States execute the Agreement.
     NOW, THEREFORE, the Parties agree as follows:
2.0 DEFINITIONS
     For purposes of this Agreement, the following terms shall have the meanings set forth below:
2.1. “Act of Congress” shall mean the legislation enacted by Congress and approved by the President of the United States ratifying and approving this Agreement in substantially the form attached as Exhibit “A.”
2.2. “Additional Fish Springs Water Rights” shall mean the Pumping and Transfer of Ground Water Rights in excess of 8,000 acre feet per year, up to 13,000 acre feet per year, pursuant to the Ruling, the Supplemental Ruling, and Paragraph 4.11 of this Agreement.
2.3. “Agreement” shall mean this Pyramid Lake Paiute Tribe Fish Springs Ranch Settlement Agreement and all Exhibits hereto.
2.4. “Approval of the Secretary” or “Secretarial Approval” shall mean the approval of the Secretary of the Interior acting in the capacity of the Trustee for the Tribe and its members as such approval is required and directed under the Act of Congress.

2.5. “Aquatrac Land” shall mean the 6,214.32 acres of land, more or less, including all water rights and other appurtenances described in Exhibit “B.”
2.6. “BLM” shall mean the Bureau of Land Management and the United States Department of the Interior, who granted the ROD, and are named as defendants in the Federal District Court Action Ninth Circuit Appeals and in the IBLA Appeal, and are acting solely in the capacity as defendants in the IBLA Appeal, the Federal District Court Action, the Ninth Circuit Appeals, and not in any capacity as trustee for the Tribe and its members.
2.7. Effective dates related to this Agreement shall be as follows:
2.7.1.	“Effective Date” shall mean the date as of which both Fish Springs and the Tribe have executed this Settlement Agreement; the parties to the Federal Court Action have filed the stipulation to dissolve the preliminary injunction and the injunction pending appeal, and to stay proceedings in the Federal District Action; filed the dismissal of the IBLA appeal; and filed the dismissal of the Ninth Circuit Appeals.

2.7.2.	“First Payment Date” shall mean January 8, 2008.

2.7.3.	“Final Payment Date” shall mean January 8, 2009 or passage of an Act of Congress and Approval of the Secretary, whichever occurs later.
2.8. “Effluent” shall mean the product discharged from the point of final treatment from within a sewage collection and treatment system as referred to in Title 48, Chapter 533, of the Nevada Revised Statutes.
2.9. “End Users” shall mean Washoe County, the City of Reno and the North Valleys Planning Area in the State of Nevada, all persons in or residing in, and all entities doing business in, Washoe County, the City of Reno and the North Valleys Planning Area now and in the future, using water Pumped and Transferred through the Project pursuant to this Agreement for whatever purpose, as well as their successors and assigns.
2.10. “Federal District Court Action” shall mean the action described in Recital 1.4.
2.11. “FEIS” shall mean the Final Environmental Impact Statement, North Valleys Rights-of-Way Projects, prepared by the United States Department of the Interior, Bureau of Land Management, notice of which was published in the November 10, 2005, Federal Register.
2.12. “Fish Springs” shall mean Fish Springs Ranch, LLC, a Nevada limited liability company, its parent, Pico Holdings, Inc., a Delaware corporation, Pico Holdings, Inc.’s wholly or partially-owned subsidiaries, including but not limited to Nevada Land and Resource Company, LLC, a Nevada limited liability company, and Vidler Water Company, Inc., a Nevada corporation, and all of their successors and assigns.
2.13. “Fish Springs Ranch” shall mean the land described in Exhibit “C.”
2.14. “Grant, Bargain and Sale Deed” shall mean the deed conveying the Aquatrac Land attached as Exhibit “D.”
2.15. “Ground Water Rights” shall mean the Pumping and Transfer of up to 8,000 acre-feet of the Ground Water Rights per year pursuant to the Ruling and the Supplemental Ruling, through the Project and pursuant to the Right-of-Way granted in the ROD.
2.16. “Honey Lake Valley Basin” shall mean the Honey Lake Valley Hydrographic Basin as described as Nevada Hydrographic Water Basin 97.
2.17. “IBLA Appeal” shall mean the IBLA action described in Recital 1.3.

2.18. “Injuries to Tribal Water Rights” shall mean any interference with, diminution of, or deprivation of Tribal Water Rights including, but not limited to, a lowering of the underground water table of the Reservation, a diminution of the levels of Pyramid Lake or the flows in or into the Truckee River, impacts to water quality on or off the Reservation caused by Pumping at Fish Springs Ranch, Pumping and Transfer of the Ground Water Rights and the Additional Fish Springs Water Rights, a diminution of groundwater flows onto the Reservation, subsidence of land on the Reservation, all impacts to water or land on the Reservation or on the land aboriginally occupied by the Tribe and its members and their predecessors, including all such interferences with, diminutions of, or deprivations of Tribal Water Rights from the Project, the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights which are identified in the FEIS or which are not identified in the FEIS but which occur as a result of the Project, the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights.
2.19. “North Valleys Planning Area” shall mean an area of approximately 245 square miles of land located in Washoe County as described in the Washoe County Master Plan.
2.20. “Party” shall mean any signatory to this Agreement; “Parties” shall mean all of the signatories to this Agreement.
2.21. “Project” shall mean the Pumping and Transfer of 8,000 acre-feet of the Ground Water Rights per year as described in the FEIS and ROD and the Additional Fish Springs Water Rights as ultimately carried out hereafter. The term does not include the project proposed by Intermountain Water Supply, Ltd. and described in the FEIS.

2.22. “Pump, Pumped, or Pumping” shall mean the withdrawal of water from beneath the surface of the earth through a well.
2.23. “Pyramid Lake” shall mean the body of water that serves as the terminus for the Truckee River in Nevada and that reach of the Truckee River within the boundaries of the Reservation.
2.24. “Pyramid Lake Valley Basin” shall mean the Pyramid Lake Valley Hydrographic Basin as described as Nevada Hydrographic Water Basin 81.
2.25. “Pyramid Lake Paiute Tribe” or “the Tribe” shall mean the members of, and the government composed of the members of, the Pyramid Lake Paiute Tribe, organized under section 16 of the act of June 18, 1934, as codified at 25 U.S.C. 476.
2.26. “Reservation” shall mean the reservation of the Pyramid Lake Paiute Tribe, created by Executive Order ___ dated March 23, 1874.
2.27. “Reserved Rights Doctrine” shall mean the doctrine as announced by the United States Supreme Court in Winters v. United States, 207 U.S. 564 (1908) and subsequent decisions of the courts of the United States.
2.28. “ROD” shall mean the Record of Decision that is the separate, concise public record of the BLM District Manager’s decision regarding the FEIS and the Project issued May 31, 2006 pursuant to the requirements of 40 C.F.R. § 1505.2. ROD shall include the Right of Way granted to Fish Springs pursuant to the terms of the ROD.
2.29. “Ruling” shall mean Ruling No. 3787 signed by the State Engineer on March 1, 1991, and attached hereto as Exhibit “E.”
2.30. “Secretary” shall mean the Secretary of the United States Department of the Interior.

2.31. “Smoke Creek Desert Basin” shall mean the Smoke Creek Desert Hydrographic Basin described as Nevada Hydrographic Water Basin 21.
2.32. “State Engineer” shall mean the office within the State of Nevada created pursuant to N.R.S. § 532.010 et seq.
2.33. “Supplemental Ruling” shall mean the Supplemental Ruling on Remand No. 3787A signed by the State Engineer on October 9, 1992, and attached hereto as Exhibit “F.”
2.34. “Transfer” or “Transferred” shall mean the conveyance, transport, or importation of water Pumped at Fish Springs Ranch to any location outside of the Honey Lake Valley Basin.
2.35. “Tribal Water Rights” shall mean all rights of the Reservation and of the Tribe and its members to the use for any purpose of surface water, groundwater, or Effluent on or off the Reservation, whether based on state law, federal law, or other law, whether claimed, unclaimed, asserted, or unasserted, whether existing in the past, present, or future within the Honey Lake Valley Basin, the Smoke Creek Desert Basin, Pyramid Lake, and the Pyramid Lake Valley Basin, and all past, present, and future rights of the Tribe and its members to the use for any purpose of surface water, groundwater, or Effluent based upon the aboriginal occupation of the Tribe and its members and their predecessors of any area of land.
2.36. “Truckee River Operating Agreement” or “TROA” shall mean the October 2003 draft of the Truckee River Operating Agreement negotiated for the purpose of carrying out the terms of the Truckee-Carson-Pyramid Lake Water Rights Settlement Act, Public Law No. 101-618, and any final, signed version of the Truckee River Operating

Agreement which becomes effective under the terms of the Truckee-Carson-Pyramid Lake Water Rights Settlement Act.
2.37. “Truckee River Water Quality Settlement Agreement” shall mean the agreement dated October 10, 1996, between the Tribe, the City of Reno, the City of Sparks, the County of Washoe, the United States Department of the Interior, the United States Department of Justice, the United States Environmental Protection Agency, and the Nevada Division of Environmental Protection.
2.38. “United States” shall mean the United States of America, acting through the Secretary, as trustee for the Tribe and its members.
2.39. “Water Rights” shall mean the 14,108 acre-feet of water available to Fish Springs pursuant to certificates of water rights issued to Fish Springs or its predecessors in interest by the State Engineer, copies of which are attached as Exhibit “G.”
2.40. “Wiring Instructions” shall mean the wiring instruction provided for deposit to the Trust Account of Robert C. Maddox & Associates.
3.0 EXHIBITS
     The following exhibits are attached hereto, incorporated herein and made a part of this Agreement.

Exhibit A	Exhibit C	Exhibit E	Exhibit G
Exhibit B	Exhibit D	Exhibit F	Exhibit H
4.0 AGREEMENTS OF FISH SPRINGS
4.1. Fish Springs agrees to make the payments set forth in this Paragraph 4.1 in order to fully and forever discharge and settle the Tribe’s objections and claims arising out of or related to the ROD, the FEIS, the Project, the Ground Water Rights, the Additional

Fish Springs Water Rights, the IBLA Appeal, and the Federal District Court Action. The Parties intend that the obligations of the Tribe, Fish Springs, and the BLM to settle these claims are not contingent on the Act of Congress or the Approval of the Secretary and intend that the Parties are bound by these obligations immediately upon the execution of this Agreement by the Tribe, Fish Springs, and the BLM.
4.1.1. On the date that Fish Springs and the Tribe execute this Settlement Agreement, Fish Springs shall deliver to Don Springmeyer, Esq., counsel for the Tribe, for disbursal to the Tribe the sum of Five Hundred Thousand Dollars ($500,000.00) and the Grant, Bargain and Sale Deed for the Aquatrac Land which shall be not be disbursed to the Tribe or recorded until satisfaction of the conditions relating to the Effective Date as defined above in Paragraph 2.7.1. Such funds and property are compensation for the Tribe’s agreement to request in the Federal District Action to dissolve the preliminary injunction and the injunction pending appeal, to stay the proceedings in the Federal District Court Action, to dismiss the IBLA Appeal, to dismiss the appeal filed in the Ninth Circuit Court of Appeals, and to cooperate in accordance with Paragraph 8.14.
4.1.2. On the First Payment Date, January 8, 2008, Fish Springs shall pay the Tribe Three Million One Hundred Thousand Dollars ($3,100,000.00). The payment required by this Paragraph 4.1.2 and the payments required by Paragraph 4.10 is compensation for fully settling and resolving all objections, litigation, claims, demands, injuries, and harms alleged by the Tribe over the Project, the Ground Water Rights, the Additional Fish Springs Water Rights, the FEIS, and the ROD.

4.2. Fish Springs agrees to make the payment required by this Paragraph 4.2 in order to fully and forever settle the Tribe’s claims and the United States’ claims on behalf of the Tribe and its members for impacts or injuries to past, existing, claimed, or future Tribal Water Rights, or Injuries to Tribal Water Rights. The Parties intend that the obligations to settle these claims are contingent upon an Act of Congress and Approval of the Secretary.
4.2.1. On the Final Payment Date, January 8, 2009 or an Act of Congress and Approval of the Secretary, whichever occurs later, Fish Springs shall pay the Tribe Three Million Six Hundred Thousand Dollars ($3,600,000.00) for the Tribe’s claims of impairment to the Tribe’s existing and claimed Tribal Water Rights and Injuries to Tribal Water Rights in the Honey Lake Valley Basin, Smoke Creek Desert Basin, Pyramid Lake, and the Pyramid Lake Valley Basin. The Parties intend that the payment required under this Paragraph 4.2.1 requires an Act of Congress and Approval of the Secretary and that the Final Payment Date shall be delayed until the passage of an Act of Congress and Approval of the Secretary is obtained. Fish Springs agrees to pay interest on the amount due under this Paragraph 4.2.1 at the LIBOR rate per annum from January 8, 2009 until the Act of Congress and Approval of the Secretary have occurred if these prerequisites have not occurred by January 8, 2009.
4.3. Fish Springs shall wire the funds to be paid to the Tribe pursuant to this Agreement in accordance with the Wiring Instructions provided to Fish Springs in present collected funds on or before the dates the money is due and payable pursuant to this Agreement.

4.4. In the event Fish Springs fails to make the payments required on the Effective Date or the First Payment Date, the Tribe may, at its option, (a) seek specific performance of this Agreement or (b) after thirty days’ written notice to Fish Springs, cancel this Agreement and retain all consideration paid by Fish Springs. In the event Fish Springs fails to make the payment required on the Final Payment Date, other than for failure to obtain an Act of Congress or Approval of the Secretery, the Tribe may, at its option, (a) seek specific performance of this Agreement or (b) after thirty days’ written notice to Fish Springs from the Tribe may retain all consideration paid by Fish Springs. Fish Springs may cure any failure to make the payment required on the Effective Date, the First Payment Date, or the Final Payment Date by making the required payment within the thirty-day notice period specified in this paragraph, and for reasons other than failure to obtain an Act of Congress or Approval of the Secretary, with interest at the LIBOR rate plus 2% from the required dates to the date payment is made. Fish Springs may cure any failure to make the conveyance required on the Effective Date by making the required conveyance at any time within the thirty-day notice period specified in this Paragraph 4.4.
4.5. After the Effective Date of this Agreement, Fish Springs shall deliver to the Tribe and the United States the reports prepared by Fish Springs or its designee for the Nevada State Engineer’s office showing the total amount of water Pumped and Transferred from Fish Springs Ranch to the North Valleys Planning Area through the Project during the preceding year.
4.6. Fish Springs shall implement the Water Resources Monitoring and Management Plan as approved by the State Engineer.

4.7. In consideration for the payment of funds and the conveyance of property as provided in Paragraphs 4.1 of this Agreement, Fish Springs shall have the right:
4.7.1.	To Pump and Transfer through the Project to the End Users for the use of the End Users for any purpose and at any location allowed by the State Engineer the Ground Water Rights and the Additional Fish Springs Water Rights, subject to the requirements of Paragraph 4.10, without objection by the Tribe;

4.7.2.	To manage Fish Springs Ranch and the Ground Water Rights and the Additional Fish Springs Water Rights by replacing or deepening existing wells, constructing new wells, constructing monitoring wells, and any and all other actions Fish Springs determines, in the exercise of its sole judgment, are necessary and appropriate to the management of Fish Springs Ranch and the Ground Water Rights, and the Additional Fish Springs Water Rights consistent with the provisions of this Agreement.
4.8. In consideration for the payment of funds as provided in Paragraphs 4.2 of this Agreement, Fish Springs shall have the right:
4.8.1.	To manage Fish Springs Ranch and the Water Rights by replacing or deepening existing wells, constructing new wells, constructing monitoring wells, and any and all other actions Fish Springs determines, in the exercise of its sole judgment, are necessary and appropriate to the management of Fish Springs Ranch and the Water Rights, consistent with the provisions of this Agreement;

4.8.2.	To assert the benefits and rights obtained under the waivers of the Tribe as set forth in this Agreement and Exhibit “H.”
4.9. Upon the execution of this Agreement, the Parties shall file stipulations to: (a) dismiss with prejudice the Tribe’s Appeal and Fish Springs’ Cross-Appeal filed in the Ninth Circuit Court of Appeals; (b) dissolve the preliminary injunction and injunction pending appeal entered in the Federal District Court Action; (c) stay the Federal District Court Action pursuant to the terms of this Agreement pending approval of an Act of Congress and Approval of the Secretary; and (d) dismiss with prejudice the Tribe’s IBLA Appeal.
4.10. Fish Springs agrees that at such time as Fish Springs is permitted and authorized to Pump and Transport Additional Fish Springs Water Rights that Fish Springs shall pay to the Tribe a sum equal to Twelve (12%) Percent of the gross sales price for each acre- foot of Additional Fish Springs Water Rights. The Twelve (12%) Percent fee paid to the Tribe shall not be applicable to any infrastructure component fee levied by Washoe County or Fish Springs attributable to the Additional Fish Springs Water Rights. The Twelve (12%) Percent fee shall be due and payable from the proceeds of any escrow relating to Additional Fish Springs Water Rights at the time of the close of the escrow relating to such sales transaction. The Tribe shall not oppose all permitting activities related to the Additional Fish Springs Water Rights.
5.0 AGREEMENTS OF THE UNITED STATES AND THE TRIBE
5.1. On the Effective Date and in consideration of the payment and conveyance described in Paragraph 4.1.1 the Tribe shall have filed the stipulation to dismiss with prejudice the IBLA Appeal, the stipulation to dismiss the Appeal and Cross-Appeal filed in the Ninth Circuit Court of Appeals, the stipulation to dissolve the preliminary injunction and injunction pending appeal, and the stipulation and joint motion to stay proceedings in the Federal District Court Action as set forth above. In consideration of the payment and conveyance described in Paragraph 4.1.1 and 4.1.2 the Tribe shall execute a stipulation to dismiss the Federal District Court Action. The Parties agree that the stipulation to dismiss the Federal District Court Action shall not be filed until the Act of Congress and the Approval of the Secretary have occurred or until it is reasonably certain that Act of Congress and the Approval of the Secretary shall not be forthcoming.
5.2. In consideration of the payments and conveyance described in Paragraph 4.1.1 and 4.1.2, the Tribe agrees that the Project, the FEIS, and the ROD fulfill all obligations of the BLM under the National Environmental Policy Act, the Endangered Species Act, the National Historic Preservation Act, and all other applicable state and federal environmental laws. The Tribe further agrees that the BLM has discharged its trust responsibilities in the preparation of both the FEIS and the ROD.
5.3. Provided that Fish Springs has complied with and continues to comply with the provisions of this Agreement, including its obligations under Paragraph 4.10, the Tribe, shall not object to the Project, Pumping and Transfer of the Ground Water Rights and the Additional Fish Springs Ranch Water Rights consistent with Paragraph 4.7 hereof.
5.4. In consideration for the payments under paragraph 4.2, The Tribe and its members, and the United States acting through the Secretary on behalf of the Tribe and its members, accept the benefits of this Agreement to the Tribe as full and complete satisfaction of the Tribe’s claims for Tribal Water Rights or Injuries to Tribal Water Rights under federal, state, and other laws, including claims for Tribal Water Rights or Injuries to Tribal Water Rights from or in connection with the Project, the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights, consistent with Paragraph 4.8, from time immemorial to the Final Payment Date and thereafter forever, as set forth in Exhibit “H.” Nothing in this Agreement shall be deemed to recognize or establish any right of a member of the Tribe to water, or to land, or to compensation under this Agreement.
6.0 WAIVER AND RELEASE OF CLAIMS BY THE UNITED STATES AND THE TRIBE
6.1. The Tribe waives all rights it may have under federal, state, or other laws to challenge the validity of the FEIS, the ROD, the Project, the Groundwater Rights, and the Additional Fish Springs Water Rights in any manner whatsoever subject only to the terms of this Agreement.
6.2. Upon the Act of Congress and the Approval of the Secretary, the Tribe and its members and the United States acting through the Secretary on behalf of the Tribe, and its members waive all rights they may have under state, federal, or other law, to challenge the validity or characteristics of the Project, the Water Rights, the Ground Water Rights, the Additional Fish Springs Water Rights, or the exercise of the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights, including the right to assert a senior priority against or to place a call on the Project, the Water Rights, the Ground Water Rights, or Additional Fish Springs Water Rights, and Tribal Water Rights shall be subordinate to the Project, the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights from time immemorial to the Final Payment Date, and thereafter forever, as set forth in Exhibit “H” hereto.
6.3. Upon the Act of Congress and the Approval of the Secretary, the Tribe, and the United States acting through the Secretary on behalf of the Tribe, waive, release, and discharge all claims of the Tribe for Tribal Water Rights or Injuries to Tribal Water Rights under federal, state, or other laws, including Tribal Water Rights or Injuries to Tribal Water Rights from or in connection with the Project, the Water Rights, the Ground Water Rights, and Additional Fish Springs Water Rights, from time immemorial to the Final Payment Date, and thereafter forever, and any and all future claims of Tribal Water Rights or Injuries to Tribal Water Rights under federal, state, or other laws, including Tribal Water Rights or Injuries to Tribal Water Rights from or in connection with the Project, the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights, from and after the Final Payment Date, and thereafter forever, as set forth in Exhibit “H” hereto.
6.4. Upon the Act of Congress and the Approval of the Secretary, the Tribe, and the United States acting through the Secretary on behalf of the Tribe, waive, release, and discharge all claims against Fish Springs, its officers, directors, employees, and agents relating to the negotiation and implementation of this Agreement, as set forth in Exhibit “H” hereto.
6.5. Upon the Act of Congress and the Approval of the Secretary, the Tribe and its members, and the United States acting through the Secretary on behalf of the Tribe and its members, acknowledge that the Tribe has been competently, fully, and fairly represented by attorneys and technical experts in negotiating and entering into this Agreement, and the Tribe waives and releases all claims against the United States, the Secretary, and their employees and agents relating to the negotiation and implementation of this Agreement, including the Tribe’s use and expenditure of the moneys paid by Fish

Springs under this Agreement, and the Tribe’s acquisition and use of the Aquatrac Land, as set forth in Exhibit “H” hereto.
7.0 RETENTION OF CLAIMS BY THE PARTIES
7.1. The Parties retain the right to seek the interpretation of and to enforce this Agreement in the United States District Court for the District of Nevada, but not in the courts of the Tribe. Except for the right to cancel this Agreement for the non-payment of money or the failure to convey the Aquatrac Land, the Parties’ remedies under this Agreement shall be limited to specific enforcement of this Agreement or injunctive relief under this Agreement. No Party shall bring any action to enforce this Agreement in the courts of the Tribe.
7.2. Fish Springs retains the right to:
7.2.1.	Subject to performance pursuant to Paragraph 4.10 hereof, seek to Pump and Transfer all or any part of the Additional Fish Springs Water Rights in excess of 8,000 acre-feet per year to the End Users subsequent to the Final Payment Date; and

7.2.2.	Object to any effort or attempt by the Tribe and its members, or by the United States acting on behalf of the Tribe and its members, to oppose the terms of this Agreement or to obtain a reserved right to groundwater or any additional Tribal Water Rights not already confirmed to the Tribe in Nevada v. United States, 463 U.S. 110 (1983) and related proceedings, including the decree of the United States District Court for the District of Nevada in United States v. Orr Water Ditch Company, et al., in Equity, Docket No. A3, dated September 8, 1944, and all amendments thereto.

7.3. The Tribe and the United States, acting through the Secretary, on behalf of the Tribe,and its members retain the right to:
7.3.1 Seek to obtain on behalf of the Tribe a reserved right to groundwater in the Honey Lake Valley Basin, the Smoke Creek Desert Basin, and the Pyramid Lake Valley Basin;
7.3.2. Enforce the Tribe’s rights against any party to the Truckee River Operating Agreement;
7.3.3. Enforce the Tribe’s rights against any party to the Truckee River Water Quality Settlement Agreement;
7.3.4. Enforce whatever rights exist to seek compliance with any permit issued to any wastewater treatment or reclamation facility treating wastewater generated by the End Users.
7.4. Notwithstanding the retention of these rights by the Parties:
7.4.1.	Subject to the payment provision of Paragraph 4.2, and the Act of Congress and Approval of the Secretary, the Parties agree that any Tribal Water Rights that may be established by the Tribe or the United States on behalf of the Tribe in (a) seeking a general adjudication of all rights to use water in the Pyramid Lake Valley Basin, the Smoke Creek Desert Basin, or the Honey Lake Valley Basin, or (b) attempting to obtain a reserved right to groundwater in the Pyramid Lake Valley Basin, the Smoke Creek Desert or Honey Lake Valley Basin shall be subject to the waivers, releases, and discharges of the Tribe and the United States acting on behalf of the Tribe and its members regarding the Project, the Water

Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights, and shall be subordinate to the Project, the Water Rights, the Ground Water Rights, and the Additional Fish Springs Water Rights.
7.4.2. Subject to the payment and conveyance provisions of Paragraph 4.1, the Parties hereby ratify, confirm, declare to be valid, and agree not to object to, dispute, or challenge the Project, the FEIS, the ROD, the Ground Water Rights, or the Additional Fish Springs Water Rights in any action or claim brought by or on behalf of the Tribe after the Effective Date of this Agreement.
8.0 OTHER AGREEMENTS OF THE PARTIES
8.1. Third Party Beneficiaries. The Parties intend the End Users to be third party beneficiaries of this Agreement. It is understood that the discharge of Effluent generated from the water Pumped and Transferred to the North Valleys Planning Areas from the Project and use of the Ground Water Rights shall comply will all applicable discharge permits required by federal, state, and local authorities. Fish Springs will use its best efforts to advocate the treatment and reuse of wastewater within the North Valleys Planning Area for Project water imported to that area.
8.2. Precedent and Rights Affected. This Agreement is not intended to establish any precedent with respect to the application of the Reserved Rights Doctrine to groundwater or the quantification of Tribal Water Rights; and is not intended to affect the rights of any other tribe, band, or community of Native Americans.
8.3. Construction. The Parties agree that they have each been represented by counsel in connection with the drafting and execution of this Agreement, and that counsel have approved this Agreement as to content and form. Accordingly, this Agreement is to be construed according to its fair content and meaning, and no Party shall be entitled to construction of this Agreement in its favor by virtue of its status as a Tribe, as a beneficiary of a trust relationship with the United States, or otherwise.
8.4. Governing Law. The laws of the State of Nevada shall govern the construction and interpretation of this Agreement.
8.5. Sovereign Immunity. In the event any Party to this Agreement files a lawsuit in the United States District Court for the District of Nevada, but not in the courts of the Tribe, for the interpretation or enforcement of this Agreement, naming the United States of America or the Tribe as a party, the United States and the Tribe agree to be joined in any such litigation and waive any claim by the United States or the Tribe to sovereign immunity from such suit. No suit to interpret or enforce this Agreement may be brought in the courts of the Tribe.
8.6. Allotments and Allottees. No Reservation lands have ever been allotted to any member of the Tribe; however, to the extent any such allotments exist or are claimed to exist, the benefits accruing to the Tribe and its members under this Agreement shall be in full satisfaction of the claims of such allottees.
8.7. Entire Agreement. This Agreement constitutes the entire understanding among the Parties. Evidence of conduct or statements made in the course of negotiating this Agreement, including but not limited to previous drafts of this Agreement, is inadmissible in any legal proceedings for the interpretation or enforcement of this Agreement.
8.8. Modification. No modification of this Agreement shall be effective unless it is in writing and signed by all Parties; provided, however, the Parties agree to execute a modification or restatement of this Agreement to the extent necessary to make it conform to the Act of Congress as required under the Act of Congress.
8.9. Obligation of Good Faith. As of the Effective Date, each Party shall have the obligation to work in good faith to satisfy the conditions set forth herein. The parties will support, advocate, and defend this Agreement and the acts and actions necessary to fulfill the terms of this Agreement.
8.10. Authority to Sign. By signing this Agreement, each person represents that he or she has the authority to execute this Agreement.
8.11. Binding Agreement. This Agreement shall inure to the benefit of, and be binding upon, the successors and assigns of the Parties.
8.12. Counterparts. This Agreement may be executed in duplicate originals, each of which shall constitute an original Agreement.
8.13. Tribal Jurisdiction. No part of this Agreement shall be construed, in whole or in part, as providing consent by Fish Springs or the End Users to the legislative, executive, or judicial jurisdiction or authority of the Tribe in connection with activities, rights, or duties contemplated by this Agreement and conducted by Fish Springs or the End Users outside the exterior boundaries of the Reservation. This Agreement shall not be construed as a commercial dealing, contract, lease or other arrangement that creates a consensual relationship between Fish Springs or the End Users and the Tribe so as to provide a basis for the Tribe’s legislative, executive, or judicial jurisdiction or authority over Fish Springs or the End Users under Montana v. United States, 450 U.S. 544 (1981), for activities conducted outside the exterior boundaries of the Reservation. The activities, rights, or duties conducted or undertaken by Fish Springs or the End Users pursuant to this Agreement outside the exterior boundaries of the Reservation shall not be construed as conduct that threatens or affects the political integrity, economic security, or health and welfare of the Tribe so as to provide a basis for the exercise of the Tribe’s legislative, executive, or judicial jurisdiction or authority over Fish Springs or the End Users under Montana v. United States, 450 U.S. 544 (1981). Benefits and rights accruing to Fish Springs or the End Users are provided as consideration for benefits and rights accruing to the Tribe hereunder, and shall not be construed as privileges, benefits, tribal services, or other advantages of civilized society provided by the Tribe that would justify the imposition of the Tribe’s legislative, executive, or judicial authority over Fish Springs or the End Users in regard to the activities, rights, and duties conducted outside the exterior boundaries of the Reservation.
8.14 Future Permitting. The Tribe agree to not oppose the necessary local, state, and federal permitting required to authorize the Pumping and Transfer of the Additional Fish Springs Water Rights of up to 5,000 acre-feet.
8.15 Fully Informed. In executing this Agreement and the waivers and releases herein, each Party acknowledges that it has consulted with or had the opportunity to consult with counsel or an attorney or hydrological or technical experts of their own choosing, had the advice of counsel or an attorney duly admitted to practice law in the state of Nevada, and that they execute the Agreement after independent investigation and without fraud, duress, or undue influence.
8.16 Further Assurances. The Parties hereto acknowledge and understand that there may be additional acts, actions, and agreements necessary to fully implement the intent and agreement of the Parties hereto. The Parties shall act in accordance with this

Agreement pending any further actions contemplated by this Agreement. The Parties agree to execute such further agreements and undertake such further acts and actions as may be required to fully implement this Agreement. Such further actions may involve but are not limited to the advocacy by Fish Springs for the treatment of wastewater in the North Valleys and the preparation, support, and cooperation in the approvals by any federal agencies, the Secretary of the Interior, or the United States Congress for the future enforceability of all or any portion of this Agreement. The Parties agree to use their best efforts and to act in good faith and to deal fairly with each other in all such future actions and agreements.
8.17 Court Action. This Agreement shall be attached to a Stipulation and Order to Dissolve the Preliminary Injunction, the Injunction Pending Appeal and Stay Proceedings, to be filed in the Federal District Court Action, seeking the Court’s approval of the dismissal of said action with prejudice, with each party to bear its own attorneys’ fees and costs, in accordance with the terms of this Agreement.
8.18 Severability. As stated in Recital 1.6, this Agreement has two independent components. Although the Parties desire and shall work toward obtaining the Act of Congress and Approval of the Secretary, the Parties recognize that these actions are beyond the control of the Parties. Therefore, the Parties intend that in the event the Act of Congress and Approval of Secretary are not obtained, then the Tribe, Fish Springs, and the BLM (a) intend to be bound by the terms of this Agreement that are not contingent upon the Act of Congress and the Approval of the Secretary and (b) further intend that those terms that are contingent upon the Act of Congress and Approval of the Secretary shall be severed from this Agreement and shall have no force and effect.

8.19 Notices. Any notice to be given under this Agreement shall have been properly given when received by the officer or manager designated herein, or when deposited in the United States mail in a Nevada or Washington, D.C. post office, certified or registered, postage prepaid, addressed as follows:
As to the Tribe:
As to Fish Springs:
or addressed to such other address as the party to receive such notice shall have designated by written notice given as required by this paragraph.
8.20 Recitals. The Parties agree that the Recitals set forth in Section 1.0 are to be incorporated as additional terms under this Agreement.

     IN WITNESS WHEREOF, the Parties have executed this Agreement dated as of the day and year first above written.
9.0 SIGNATURE BLOCK

THE UNITED STATES OF AMERICA

By:

Secretary of the Interior

THE BUREAU OF LAND

MANAGEMENT

AND DEPARTMENT OF THE INTERIOR

By:

Its:

FISH SPRINGS RANCH, LLC

By Vidler Water Company, Inc.
Its Managing Member

By:
President

PYRAMID LAKE PAIUTE TRIBE OF INDIANS

By:
Chairman

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